Exhibit No. 23(b)

Consent of PricewaterhouseCoopers

Consent of Independent Accountants

We hereby consent to the incorporation by reference in its Registration Statement (on Form S-8) of our report dated February 10, 2002, relating to the financial statements of Genmab A/S, which appears in Medarex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/S/    PRICEWATERHOUSECOOPERS

Copenhagen Denmark

August 27, 2003